Exhibit 10.1
KEITHLEY INSTRUMENTS, INC.
2011 Annual Incentive Compensation Plan
Introduction
     Keithley Instruments, Inc. (the “Company”) has established an Annual Incentive Compensation Plan (the “Plan”) as part of a competitive compensation program for the officers and key management employees of the Employers (as defined below). This Plan is also referred to as the Short-Term Incentive Compensation Plan.
Plan Objective
     The Company desires to attract, retain and incent talented employees to enable the Company to meet its financial and business objectives. The objective of the Plan is to provide an opportunity to those employees whose performance has a significant impact on the Company’s short-term and long-term profitability to earn annual incentive compensation based on such profitability.
Administration
     The Plan is administered by Board of Directors or the Compensation and Human Resources Committee of the Board of Directors of the Company (in either case, referred to as the “Committee”). The Committee:
(a)	May amend, modify, or discontinue the Plan.

(b)	Will designate Plan Participants at the officer level.

(c)	Will review and approve the annual performance criteria.

(d)	Will approve individual incentive compensation Awards to Participants who are officers.

(e)	Delegates to the Chief Executive Officer or other officer of the Company the power to designate Plan Participants and approve incentive compensation Awards to Participants who are not officers.
     A Participant must be employed on September 30 of the Award Term (the “Qualification Date”) in order to be entitled to receive an Award hereunder. Notwithstanding the foregoing, if:
(a)	the Plan is modified or terminated during the Award Term in a manner that adversely affects the rights of any Participant, each so affected Participant who is employed by the Company on the Change Date (as defined below) and would have otherwise been entitled to (and has not otherwise received) a payment with respect to an Award granted hereunder, but for such modification or termination (making the assumption there would be no discretionary adjustment by the Committee (or officer) as to the Award amount), shall receive, no later than forty-

five (45) days following the end of the fiscal quarter in which the date of such modification or termination (the “Change Date”) occurs, a Pro Rata Award. After payment of any such Pro Rata Award, (x) upon termination of the Plan, Participants will be entitled to no further payments with respect to Awards or other rights hereunder, and (y) upon modification of the Plan, Participants will only be entitled to Awards under the Plan as so modified as of the Change Date; or

(b)	a Participant’s employment is terminated by the Company without cause prior to the Qualification Date, such Participant shall receive, no later than forty-five (45) days following the end of the fiscal quarter in which the applicable Triggering Event occurs, a Pro Rata Award. After payment of any such Pro Rata Award, a Participant whose employment is terminated by the Company will be entitled to no further payments with respect to Awards or other rights hereunder.
     In addition, the Committee may approve a pro rata incentive compensation Award for Participants who terminate employment prior to the Qualification Date, provided those Participants were actively at work for the first forty-five (45) days in the Award Term and (1) whose employment is terminated due to death, Disability, Retirement or (2) at the recommendation of the Chief Executive Officer.
     The Committee shall have complete authority to interpret all provisions of this Plan consistent with law, to prescribe the form of any instrument evidencing any Award granted or paid under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of this Plan. A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present or acts unanimously approved in writing by all Committee members, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Company and all present and former Participants and employees and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.
Determination of Individual Incentive Compensation Awards
     A target incentive percentage for each Participant under the Plan will be established at the beginning of each Award Term and approved by the Committee, if required, or the Chief Executive Officer or other officer in cases where he or she has been delegated power by the Committee, and will be established with consideration of competitive market data. The amount of the target Award for the Award Term (the “Annual Target Award”) for each Participant is equal to the target incentive percentage multiplied by the Participant’s annual salary in effect on the first day of the Award Term, or in the case of a Participant added to the Plan at a later date, his starting salary or then current salary. For each Participant, a portion of his or her Award can be earned each fiscal quarter and the target Award for a fiscal quarter (“Quarterly Target Award”) will be equal to the Annual Target Award divided by four (4).

     The portion of the Award earned by a Participant for each fiscal quarter of the Award Term (“Quarterly Award Amount”) will be calculated at the end of such fiscal quarter based on performance against the criteria (see Addendum). At the end of the Award Term or any fiscal quarter thereof, the Award or the Quarterly Award Amount may then be further modified based on a Participant’s performance and contributions for the year or quarter, as applicable, by up to 25% either plus or minus of target payout for the year or quarter, as applicable. If a Participant’s performance during the Award Term or fiscal quarter thereof, as applicable, is determined to be unsatisfactory, the Committee or, in the case of non-officers, the Chief Executive Officer or other officer to which the Committee delegates such authority, reserves the right to reduce the Participant’s Award for the Award Term or fiscal quarter thereof to zero. For each Participant, Quarterly Award Amounts may not exceed two (2) times the Quarterly Target Award and aggregate Awards for the Award Term may not exceed two (2) times the aggregate amount of his or her Annual Target Award.
Payment Date/Taxes
     Except as set forth in under “Administration” above, promptly following the Committee’s or the Chief Executive Officer’s approval, as appropriate, of the final Quarterly Award Amounts (including any discretionary adjustments) for the Award Term, the Employer shall pay the Awards earned to the Participants in cash, subject to all withholdings and deductions described in the following sentence; provided, however, that (i) no Award shall be payable to a Participant except as determined by the Committee or the Chief Executive Officer, as appropriate and (ii) and Awards earned during the Award Term shall be paid during the period from October 1st through December 31st of the fiscal year following the Award Term provided that no valid deferral election has been previously made by the Participant. Any Award or portion thereof paid to a Participant under this Plan shall be subject to all applicable foreign, federal, state and local income tax, social security and other standard withholdings and deductions, including 401(k) contributions if so elected.
Definitions
     (a) “Award” means cash paid to a Participant under the Plan for the applicable Award Term in an amount determined in accordance with the Plan.
     (b) “Award Term” means the period corresponding with the Company’s fiscal year beginning October 1 and ending September 30.
     (c) “Disability” means an approved application for disability benefits under an Employer’s long term disability plan or under any applicable government program.
     (d) “Employer” means each of the Company and its wholly owned subsidiaries, as applicable.
     (e) “Participant” means any person who is classified by an Employer as a salaried employee who in the judgment of the Committee or the Chief Executive Officer, as appropriate occupies a key position in which his efforts may significantly contribute to the profits or growth of the Company; and provided that following the end of the Award Term the Committee, or the Chief Executive Officer, as appropriate, may make one or more discretionary Awards to employees of an Employer who were not previously designated as Participants. Directors of an Employer who also are employees of the Company are eligible to participate in the Plan. The Committee, or the Chief Executive officer in the case of a non-officer Participant, shall have the power to add Participants at any later date in the Award Term if individuals subsequently become eligible to participate in the Plan. Each Participant shall be notified that he or she is eligible to receive an Award and the amount of his target Award.
     (f) “Pro Rata Award” means a cash payment (less all applicable foreign, federal, state and local income tax, social security and other standard withholdings and deductions, including 401(k) contributions if so elected) equal to a pro rata portion of the Award, calculated by multiplying (i) a fraction equal to the number of days in the fiscal quarter of the Award Term ending on the Trigger Date divided by the number of days in such fiscal quarter, by (ii) the payout amount such Participant would have otherwise been entitled to receive as of the Qualification Date with respect to such fiscal quarter in accordance with the terms hereof (making the assumption there is no discretionary adjustment by the Committee (or officer) as to the Award amount).
     (g) “Retirement” means a termination of employment with the Company or any Employer at or after age 55 and the completion of 5 or more years of service with the Company or any Employer.
     (h) “Trigger Date” means with respect to a Pro Rata Award, the Change Date or the date of termination without cause, as applicable.
General Plan Provisions
     (a) No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Employer, or shall in any way affect the right and power of an Employer to terminate the employment of any employee at any time with or without assigning a reason therefore to the same extent as the Company might have done if this Plan had not been adopted.
     (b) Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Ohio.
     (c) Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.
     (d) American Jobs Creation Act. It is intended that this Plan be exempt from the requirements of Section 409A of the Internal Revenue Code, as enacted by the American Jobs Creation Act.
     (e) Limitation on Rights of Participants; No Trust. No trust has been created by the Company or any Employer for the payment of Awards granted under this Plan; nor have the

Participants been granted any lien on any assets of the Company or any Employer to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Company and a Participant hereunder is a mere unsecured creditor of his Employer.
     (f) Payment to Guardian. If an Award is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Award to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Award. Such distribution shall completely discharge the Employers from all liability with respect to such Award.
     (g) Effective Date. This Plan shall become effective as of October 1, 2010.
Performance Targets
     The performance targets for the Plan are attached as an Addendum to this document.

Addendum to 2011 Annual Incentive Compensation Plan for Fiscal Year 2011
FY2011 Performance Targets
For the Award Term ending September 30, 2011 (“fiscal year 2011”), Quarterly Awards Amounts may be earned by Participants based on the target incentive percentage specified in such Participant’s Award and upon the following terms and conditions:
1.	The performance criteria for Awards is the Company’s Return on Sales (ROS), which is defined as follows: Pre-tax Earnings* / Net Sales

*	Excluding Bonus Expense and Special or Extraordinary Items that are not within the ordinary course of business
2.	The amounts payable under an Award will be earned and calculated based on ROS for each of the Company’s fiscal quarters during the Award Term.
3.	ROS criteria for determining Quarterly Award Amounts for each fiscal quarter is set forth in the table below. If the Company achieves the ROS criteria for 100% payout during the quarter, then the Quarterly Target Award payout is achieved. If ROS is below or above the 100% payout ROS criteria, the Quarterly Payout Amount decreases or increases based on a linear slope, subject to minimum and maximum ROS percentages.

Payout
Percentage
of Quarterly
Target
Award	Q1 ROS Criteria		Q2 ROS Criteria		Q3 ROS Criteria		Q4 ROS Criteria
0%	<6.1	%(minimum)	<6.1	%(minimum)	<6.2	%(minimum)	<6.3	%(minimum)
11.5%		6.1%		6.1%		6.2%		6.3%
23%		7.2%		7.3%		7.4%		7.7%
46%		9.4%		9.6%		9.9%		10.4%
68.9%		11.7%		11.9%		12.3%		13.0%
100%		14.7%		15.0%		15.7%		16.7%
114.9%		16.1%		16.5%		17.2%		18.4%
137.9%		18.3%		18.8%		19.7%		21.1%
160.8%		20.5%		21.1%		22.1%		23.7%
200%	≥24.3	%(maximum)	≥25.0	%(maximum)	≥26.3	%(maximum)	≥28.3	%(maximum)
Rev. 9/28/10